Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated May 9, 2013, except for Note 3, as to which the date is July 3, 2013 relating to the combined financial statements of QEP Midstream Partners, LP Predecessor as of December 31, 2012 and December 31, 2011, and our report dated May 9, 2013, relating to the balance sheet of QEP Midstream Partners, LP, which appear in the Registration Statement on Form S-1 of QEP Midstream Partner, LP (File No. 333-188487).

/s/ PricewaterhouseCoopers LLP

Houston, Texas

August 12, 2013